ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is made and entered into as of, December 20, 2011, with effective date of January 1, 2007 (the “Effective Date”), by and between BrainStorm Cell Therapeutics Inc., a company incorporated under the laws of the State of Delaware, having its corporate headquarters at East 59th Street, New York, NY 10019 USA (the “Assignor”), and Brainstorm Cell Therapeutics Ltd., a limited liability company incorporated under the laws of the State of Israel, having a place of business at 12 Bazel Street, Street, Petach Tikva, Israel 49170 (the “Assignee”).

WHEREAS, the Assignor is a party to that certain Second Amended and Restated and License Agreement dated July 26, 2007, effective July 12, 2004, by and between the Assignor and Ramot at Tel Aviv University Ltd. (“Ramot”), as amended on December 24, 2009 (including all exhibits and schedules thereto and all transactions contemplated thereunder, the “License Agreement”);

WHEREAS, the Assignor wishes to assign and transfer any and all of its rights, interests, titles, liabilities and obligations (the “Assignor’s Rights”) under the License Agreement to the Assignee, and respectively, the Assignee wishes to assume the Assignor’s Rights thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee, intending to be legally bound hereby, hereby agree as follows:

1.	The Assignor absolutely and irrevocably assigns and transfers all of Assignor’s Rights under the License Agreement to the Assignee, and the Assignee hereby agrees to assume the same, all from the Effective Date including, inter alia, the ownership rights of Assignor in the joint patent application WO2009/144718 relating to MESENCHYMAL STEM CELLS FOR THE TREATMENT OF CNS DISEASES and all National Phase, Continuation and Divisional Applications therefrom.

2.	The Assignor hereby undertakes towards Ramot to be a guarantor of all obligations of the Assignee under the License Agreement. Should Assignee be in breach of the License Agreement Ramot shall be entitled to approach Assignor demanding compliance with the License Agreement.

3.	This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof.

4.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the Effective Date:

Assignor:		Assignee:

Brainstorm Cell Therapeutics Inc.		Brainstorm Cell Therapeutics Ltd.

By:	/s/ Adrian Harel	By:	/s/ Liat Sossover
Name: Adrian Harel		Name: Liat Sossover
Title: CEO		Title CFO
20/12/2011		Dec 20, 2011

The undersigned, Ramot at Tel Aviv University Ltd., in accordance with Section 14.10 to the License Agreement hereby provides its consent to the assignment of the License Agreement, in accordance with the terms above and agrees to execute such documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement.

/s/ Avi Nataneli	/s/ Ze’ev Weinfeld	21/12/2011
Ramot at Tel Aviv University Ltd.		Date

Avi Nataneli	Ze’ev Weinfeld, Ph.D.
Chief Financial Officer	CEO